                                                                       COMPANY CONTACT:
Checkpoint Systems, Inc.
Craig Burns
Executive Vice President,
Chief Financial Officer and Treasurer
(856) 848-1800
INVESTOR RELATIONS CONTACTS:
Christine Mohrmann, Jim Olecki
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CHECKPOINT SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2005 RESULTS

Thorofare, New Jersey, November 4, 2005 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 26, 2005.

For the third quarter 2005, the Company reported net earnings of $14.2 million, or $0.36 per diluted share, compared to net earnings of $10.1 million, or $0.26 per diluted share in the third quarter of year 2004. Included in the net earnings for the third quarter 2005 are $3.2 million, or $0.08 per diluted share of after-tax restructuring and impairment charges.

As previously announced, the Company’s management has made the decision to exit its barcode systems (BCS) businesses. As of the third quarter of 2005, the results of these businesses are being reported in “discontinued operations,” as required by the accounting standards, and the financial results for years 2005 and 2004 have been reclassified to reflect this change.

Please note that discussions of results in this release reflect the reclassification to discontinued operations as presented on the Consolidated Statement of Operations and the Summary Consolidated Balance Sheet tables in this press release.

Revenue from continuing operations for the third quarter of 2005 increased 10.5% to $185.6 million, compared to revenue of $168.0 million in the third quarter of last year. Foreign exchange had a positive impact on revenue of $0.8 million, or 0.5%, in the third quarter 2005, as compared to the third quarter 2004.

Net earnings from continuing operations was $12.9 million, or $0.33 per diluted share, in the third quarter 2005, compared with net earnings from continuing operations of $8.8 million, or $0.23 per diluted share, in the third quarter 2004. Included in net earnings from continuing operations in the third quarter 2005 are after-tax restructuring charges of $2.6 million, or $0.07 per diluted share.

“I am pleased with our performance in the third quarter” said George Off, Chairman and Chief Executive Officer of Checkpoint. “We recorded outstanding growth in both revenue and operating margins. Our global security segment continued to lead the way with sales increasing 11.5% over last year. In the US, our security business grew sales 22.6% versus the year-ago period, primarily driven by the completion of large chain-wide EAS installations. Apparel source tagging using our integrated security tagging solutions continues to be well received in both the U.S. and Europe, which will result in the installation of RF-EAS in 2,500 apparel stores worldwide in 2005. Our CheckNet® service bureau business in Europe grew by 24.8% in the quarter.

As we have stated in the past, large account installation activity is a part of our business that can make year over year comparisons difficult. The large retail accounts that we have installed this year will present difficult sales comparables in 2006, but will also increase associated recurring EAS label volumes. In the current year, we are facing difficult sales comparables in our CCTV and Australian businesses because they enjoyed large account installation activity in 2004.”

Strategic Direction:

Mr. Off continued, “Our strategic initiatives are starting to show results. We are actively pursuing restructuring initiatives targeting European selling, general, and administrative expenses and manufacturing efficiency to address the impact of lower sales volumes after the divestiture of the BCS businesses. During the quarter we began consolidating certain service and administrative functions, primarily in France. In the fourth quarter, we are planning additional initiatives to further improve our sales productivity and overhead structure, and as a result, we expect to have additional restructuring charges in that quarter. While we expect to record further restructuring charges over the next 12-18 months, we believe the charges taken to date will generate approximately $10 million to $13 million in annual cost savings, most of which will be realized in 2006. By the end of 2005, we expect a headcount reduction in excess of 200 people in Europe, representing approximately 15% of the European workforce. In addition, we continue to actively market the barcode systems businesses. Overall, we remain committed to achieving our stated target of 15% operating margins by year-end 2007.”

Financial highlights for the third quarter of 2005:

•	Gross profit was $80.0 million, or 43.1% of revenue, compared to $77.9 million, or 46.4% of revenue, in the third quarter of 2004.

•	Selling, general, and administrative expenses (SG&A) were $55.8 million, compared with $57.0 million in the third quarter of last year. As a percentage of revenue, SG&A expenses were 30.1% in the current year period, compared with 33.9% in the third quarter of 2004.

•	Research and development expenses were $4.5 million, or 2.4% of revenue, in the third quarter of 2005, compared to $6.4 million, or 3.8%, in the third quarter of the prior year.

•	Other operating expenses for the third quarter of 2005 include $3.5 million of pre-tax restructuring charges primarily related to the rationalization of European SG&A costs ($2.6 million after-tax).

•	The GAAP reported operating income was $16.3 million in the third quarter of 2005, compared to operating income of $14.5 million in the third quarter of 2004.
•	Operating income, excluding the restructuring charges described above, was $19.8 million, or 10.6% of revenue, in the third quarter of 2005, compared to $14.5 million, or 8.7%, in the third quarter of 2004. (See attached table “Reconciliation of GAAP to Non-GAAP Measures”).

•	Cash flow from operations was $10.5 million in the third quarter of 2005, compared to negative $9.9 million in the third quarter of 2004.

•	At September 26, 2005 cash and cash equivalents were $75.3 million, working capital was $207.3 million and total debt was $53.5 million. Capital expenditures in the quarter were $0.9 million.

Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer, added, “The strong new account activity in our US EAS business continued to affect gross margins during the third quarter, as large customer installations increased costs as a percentage of overall sales. We expect gross margins to improve as we move into 2006. During the third quarter we paid down $14 million of debt and our balance sheet remains strong. Due to the large installation activity, we have invested in working capital this year. Furthermore, in connection with certain legal and tax reorganizations that may be executed in the fourth quarter to improve our global tax profile, we may be required to pre-pay foreign income taxes, which will be refundable in 2006. As a result we now expect free cash flow for this year to be in the range of $35.0 million to $45.0 million.”

Mr. Off concluded, “As we move into the fourth quarter, we continue to focus on positioning Checkpoint for long-term growth and profitability. We are pleased with the strength of our security business, and the increased activity in apparel source marking using integrated security tagging solutions. On the top-line, we continue to expect revenues within our continuing operations to increase 5% to 7% for the full year. This is against the backdrop of declining Euro exchange rates, and difficult year-over-year comparables due to the beginning of large account activity in the fourth quarter of last year. We now expect diluted earnings per share for the 2005 full-year period of between $1.20 and $1.25. Please note that our earnings per share guidance includes the results of our barcode systems businesses but excludes any restructuring costs and asset impairments. During the fourth quarter, we will conduct our annual assessment of goodwill, and our guidance for the full fiscal year excludes any impairment charge that may be incurred. Also during the fourth quarter, we will finalize our plans to repatriate foreign earnings under The American Jobs Creation Act of 2004. We have approved a dividend reinvestment plan for a repatriation of $17.2 million in the fourth quarter. As a result of this repatriation, we would expect additional income tax expense of approximately $0.4 million in the fourth quarter. We are evaluating plans for additional repatriations above the $17.2 million, and our guidance excludes any additional income tax expense that may be incurred in connection with the additional earnings repatriation. ”

Financial highlights for the nine months ended September 26, 2005:

•	Reported revenue of $527.6 million, compared to $482.5 million in the same period of 2004, an increase of 9.3%. Foreign exchange had a positive impact on revenue of approximately $11.1 million, or 2.3% for the first nine months of 2005, compared to 2004.

•	Gross profit for the first nine months of 2005 was $230.2 million, or 43.6% of revenue, compared to $222.1 million, or 46.0% of revenue for the first nine months of 2004.

•	Selling, general, and administrative expenses (SG&A) for the first nine months of 2005 were $176.7 million, or 33.5% of revenue, compared with $171.6 million, or 35.6% of revenue for the nine months of 2004.

•	The reported operating income was $29.8 million for the first nine months of 2005, compared to $11.1 million for the same period of 2004. Excluding restructuring charges of $9.8 million for the first nine months of 2005, operating income was $39.5 million, or 7.5% of revenue. Excluding a litigation settlement of $19.95 million, operating income was $31.1 million or 6.4% of revenue, in the first nine months of 2004. (See attached table “Reconciliation of GAAP to Non-GAAP Measures”).

•	Net earnings from continuing operations was $22.2 million, or $0.57 per share, in the first nine months of 2005, compared with net earnings from continuing operations of $3.5 million, or $0.09 per share, in the first nine months of 2004.

•	Net earnings for the first nine months of 2005 was $27.6 million, or $0.71 per diluted share, which includes earnings from discontinued operations of $5.3 million, or $0.14 per diluted share and after tax restructuring and impairment charges of $7.8 million, or $0.20 per diluted share. Net earnings for the first nine months of 2004 was $9.1 million, or $0.24 per diluted share, which includes earnings from discontinued operations of $5.6 million, or $0.15 per diluted share and after-tax litigation settlement charges of $14.9 million, or $0.40 per diluted share.

Checkpoint Systems will host a conference call today, November 4, 2005, at 10 a.m. Eastern Time, to discuss its third quarter 2005 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company’s homepage, www.checkpointsystems.com, by clicking on the “Conference Calls” link or entering the “Investors” section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company’s homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, retail merchandising systems, and barcode labeling systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 32 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Security and Exchange Commission filings.

(Tables Follow)

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

	Quarter		Nine Months
	(13 weeks) Ended		(39 weeks) Ended

	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004

Net revenues	$185,555	$167,994	$527,578	$482,518
Cost of revenues	105,529	90,077	297,413	260,426
Gross profit	80,026	77,917	230,165	222,092

Selling, general, and administrative expenses	55,811	56,954	176,683	171,558
Research and development	4,450	6,416	13,952	19,453
Restructuring Expense	3,498	—	9,772	—
Litigation settlement	—	—	—	19,950
Operating income	16,267	14,547	29,758	11,131

Interest income	582	395	1,651	1,180
Interest expense	717	1,914	2,598	5,567
Other gain (loss), net	67	(50)	198	(163)
Earnings from continuing operations before income taxes and minority interest	16,199	12,978	29,009	6,581

Income taxes	3,260	4,164	6,694	3,022
Minority interest	39	52	88	85
Net earnings from continuing operations	12,900	8,762	22,227	3,474

Earnings from discontinued operations, net of tax	1,320	1,355	5,325	5,630
Net Earnings	$14,220	$10,117	$27,552	$9,104

Basic Earnings per Share:
Net earnings from continuing operations	$.34	$.23	$.58	$.10
Earnings from discontinued operations, net of tax	.03	.04	.14	.15
Basic earnings per share	$.37	$.27	$.72	$.25

Diluted Earnings per Share:
Net earnings from continuing operations	$.33	$.23	$.57	$.09
Earnings from discontinued operations, net of tax	.03	.03	.14	.15
Diluted earnings per share	$.36	$.26	$.71	$.24

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

      September 25,           December 26,
             2005                                 2004
     (unaudited)

Cash and Cash Equivalents                 $ 75,259               $102,694
Working Capital                                                                    $207,304                                   $166,912
Current Assets                                                                       $392,518      $400,582
Total Debt                    $  53,547      $  72,767
Shareholders’ Equity                                                              $388,488                                  $378,763
Total Assets                  $712,267      $766,948

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulation G and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter Ended		Nine Months Ended
	(13 Weeks)		(39 Weeks)

	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004

Reconciliation of GAAP to Non-GAAP Operating Margin:

Net revenues	$185,555	$167,994	$527,578	$482,518

GAAP operating income	$16,267	$14,547	$29,758	$11,131

Non-GAAP adjustments:

Loss from settlement of lawsuit with ID Security Systems Canada Inc.	—	—	—	19,950

Restructuring expense related to rationalization initiatives	3,498	—	9,772	—

Adjusted Non-GAAP operating income before taxes and minority interest	$19,765	$14,547	$39,530	$31,081

GAAP operating margin	8.8%	8.7%	5.6%	2.3%

Adjusted Non-GAAP operating margin	10.7%	8.7%	7.5%	6.4%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter Ended		Nine Months Ended
	(13 Weeks)		(39 Weeks)

	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004

Reconciliation of GAAP to Non-GAAP Net Income:

Net earnings, as reported	$14,220	$10,117	$27,552	$9,104

Non-GAAP adjustments:

Loss from settlement of lawsuit with ID Security Systems Canada Inc., net of tax	—	—	—	14,868

Restructuring expense related to rationalization initiatives and goodwill impairments, net of tax	3,219	—	7,802	—

Adjusted net earnings	$17,439	$10,117	$35,354	$23,972

Reported diluted shares	39,230	39,606	38,885	37,595

Adjusted diluted shares	39,230	39,606	38,885	37,595

Reported earnings per share - diluted	$0.36	$0.26	$0.71	$0.24

Adjusted earnings per share - diluted	$0.44	$0.26	$0.91	$0.64

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